Exhibit 99.1
FOR IMMEDIATE RELEASE
Thursday, November 2, 2006
1:15 P.M. CST

BELO ANNOUNCES CHANGES TO EMPLOYEE RETIREMENT
BENEFIT PROGRAM
     DALLAS — Belo Corp. (NYSE: BLC) said today that the Company will freeze The G. B. Dealey Retirement Pension Plan (“Pension Plan”) effective March 31, 2007, in light of new federal legislation and anticipated regulatory changes related to defined benefit pension plans. The Company will provide significant transition benefits to affected employees, including adding five years of service to their Pension Plan calculations on the effective date of the freeze and making supplemental annual contributions to their 401(k) accounts covering the five-year period from April 1, 2007 through March 31, 2012, if they remain employed by Belo at the end of each respective year from 2007 through 2011 and at March 31, 2012. Together, the transition benefits are designed to approximate on average what affected participants would have received if the Pension Plan had continued for another ten years.
     Current participants in Belo’s Pension Plan will cease earning additional pension benefits after March 31, 2007, and will begin participating in the Company’s enhanced 401(k) Belo Savings Plan which includes an automatic contribution of two percent of employees’ eligible compensation and a Company match of 75 cents for each dollar contributed by employees, up to six percent of their eligible compensation.
     The change in retirement benefits will affect approximately 2,300 of Belo’s 7,400 employees. Belo’s other eligible employees already participate in the Belo Savings Plan. Current retirees are not affected by these changes, and neither are former employees who have left the Company with a vested benefit. Newsroom employees at The Dallas Morning News who recently accepted a voluntary severance offer and were active participants in Belo’s Pension Plan at that time will be given the opportunity to receive a modified severance package that includes adding five years of service to their Pension Plan calculations.

Belo Announces Changes to Retirement Benefit Program
November 2, 2006
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     Robert W. Decherd, Belo’s chairman, president and chief executive officer, said, “I believe the changes announced by Belo today fairly address both the interests of the Company and all employees. In determining the specifics of the revisions, we paid particular attention to the needs of employees who may retire within the next ten years, and then extended benefits on the same basis to all affected employees. The goal is to manage ongoing retirement benefits responsibly in order to ensure Belo’s long-term prosperity. Together with other tough choices we’ve made during 2006, this decision will strengthen our Company’s ability to compete successfully in the future as our industries continue to change rapidly.”
     Decherd continued, “Belo, along with many companies across the nation, has been reviewing its retirement benefit plans in consideration of new legislation and anticipated regulatory changes. While the legislation is well-meaning, it causes estimates of future pension obligations to increase dramatically and creates long-term volatility of costs for companies that continue to offer defined benefit pension plans.”
     The Company is currently evaluating the impact of these changes on its pension liability and related accounts, but expects to realize substantial savings in both cash contributions and pension expense over time.
About Belo
     Belo Corp. is one of the nation’s largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with 7,400 employees and more than $1.5 billion in annual revenues, Belo operates in some of America’s most dynamic markets in Texas, the Northwest, the Southwest, the Mid-Atlantic and Rhode Island. Belo owns 19 television stations, six of which are in the 15 largest U.S. broadcast markets. The company also owns or operates seven cable news channels and manages one television station through a local marketing agreement. Belo’s other daily newspapers are The Providence Journal, The Press-Enterprise (Riverside, California) and the Denton Record-Chronicle (Denton, Texas). The company also publishes specialty publications targeting young adults and the fast-growing Hispanic market, including Quick and Al Día in

Belo Announces Changes to Retirement Benefit Program
November 2, 2006
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Dallas/Fort Worth. Belo operates more than 30 Web sites associated with its operating companies. Additional information is available at www.belo.com or by contacting Carey Hendrickson, vice president/Investor Relations & Corporate Communications, at 214-977-6626.
     Statements in this communication concerning Belo’s business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, future financings, or other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
     Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and newsprint prices; newspaper circulation matters, including changes in readership, and audits and related actions (including the censure of The Dallas Morning News) by the Audit Bureau of Circulations; technological changes, including the transition to digital television and the development of new systems to distribute television and other audio-visual content; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions and dispositions; the recovery of the New Orleans market (where the Company owns and operates market-leading television station WWL-TV, the CBS affiliate) from the effects of Hurricane Katrina; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo’s other public disclosures, and filings with the Securities and Exchange Commission (“SEC”) including the Annual Report on Form 10-K.